Exhibit 10.7

SEQUANS COMMUNICATIONS S.A.

19 Le Parvis de La Défense

La Défense Cedex

92073, Paris France

November 25, 2010

[Name]

[Address 1]

[Address 2]

Dear [Name]:

I am pleased to extend an offer to you to join the Board of Directors (the “Board”) of Sequans Communications S.A. (the “Company”) on the following terms and conditions:

1. Services. You will provide advice and assistance to the Company (i) first by attending our Board and committee meetings in a non-voting advisor capacity and providing related services as mutually agreed to between you and the Company, and (ii) subject to appointment by our shareholders, by services as a member of our Board and committees of the Board to which you are appointed, collectively referred to as the “Services”. You will commence these Services on December 1, 2010 (the “Commencement Date”).

2. Appointment to the Board. The Board intends to call a special meeting of shareholders where it will recommend that the size of the Board be increased and that you be appointed as a member of the Board effective as of the time of such shareholders’ meeting. Your appointment is subject to the vote of our shareholders. You agree to serve on the Board as of the time of this appointment. The Company expects that this appointment will occur in January 2011.

3. Compensation.

a. Cash. Subject to your appointment as a member of the Board and as long as you will have such capacity, you will receive an annual retainer (jetons de presence) of $20,000, payable on terms to be determined. You will also be entitled to annual retainers (jetons de presence spéciaux) in amounts to be determined in connection with your service as a chairperson or member of a committee of the Board. These annual retainers are $5,000, $9,000 to $12,000 for governance, compensation and audit committee chairpersons, respectively, and $2,500, $4,500 to $6,000 for governance, compensation and audit committee members, respectively. Until your appointment to the Board you will not be paid for your Services. All payments will be subject to standard withholding by the Company, if applicable.

b. Equity. Subject to approval by the Board, the Company will grant you warrants (Bons de souscription d’action - BSA) to purchase 50,000 of the Company’s ordinary shares, with an exercise price per share equal to the fair market value at the time of grant, as determined by the Company’s Board. These warrants will be subject to the terms and conditions of the applicable warrants issuance agreement, which you will need to sign. Such shares will vest and become exercisable in accordance with the following schedule: 1/3rd of the total number of shares under the warrants shall vest and become exercisable on each of the annual anniversary dates of your Commencement Date, provided you continue to provide the Services to the Company, and as further specified in the warrants issuance agreement between you and the Company. The vesting of shares under the warrants will be accelerated in full upon a sale or merger of the Company, as provided further in the warrants agreement between you and the Company.

Furthermore, subject to approval by the Board and provided you have the capacity of Board member, the Company will grant you, on a yearly basis, additional warrants to purchase 12,000 of the Company’s ordinary shares, with an exercise price per share equal to the fair market value at the time of grant. These warrants will be granted at the time of each annual meeting of the Company’s shareholders following the effective date of the Company’s anticipated initial public offering, being specified that the first grant shall not occur prior to the annual meeting to be held in 2012. This warrants will vest as to 100% of the shares underlying the warrants on the earlier of the (i) one year anniversary of the date of grant and (ii) the date immediately preceding the date of the annual meeting of our shareholders for the year following the year of grant, provided you continue to provide the Services to the Company as of such vesting date.

4. Expenses. The Company will reimburse you for reasonable travel and related expenses incurred in the course of performing the Services provided, however, that any expenses in excess of $1,000 shall be approved in advance by the Company, and you shall provide written documentation of all expenses.

5. Term and Termination. The term of this Agreement shall be for a period of three years from the Commencement Date, and may be renewed by mutual agreement of the parties; provided, however, that this Agreement may be terminated by either party for any reason upon ten days prior written notice without further obligation or liability.

6. Independent Contractor. Your relationship with the Company will be that of an independent contractor and not that of an employee. You will not be eligible for any employee benefits, nor will the Company make deductions from payments made to you for employment or income taxes, all of which will be your responsibility. You agree to indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities. You will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

7. Nondisclosure of Confidential Information. You understand that you will obtain and have access to Proprietary Information of the Company. Accordingly, you agree to maintain in confidence and not publish or otherwise disclose to third parties or use for any purpose other than providing the Services any Proprietary Information. “Proprietary Information” shall mean any information or other subject matter disclosed to or developed by you in connection with your performance of the Services, and may include, by way of example, nonpublic information relating to inventions, products, research and development activities, business strategies, and financial status. Notwithstanding the foregoing, Proprietary Information shall not include information that: (i) was publicly known and generally available in the public domain prior to the time of disclosure to you; (ii) becomes publicly known and generally available after disclosure to you through no action or inaction of you; or (iii) is in your possession, without confidentiality restrictions, at the time of disclosure as shown by your files and records immediately prior to the time of disclosure.

In addition, you may be in possession of confidential information developed in contexts other than your performance of the Services. You agree that all information disclosed by you to the Company may be used by the Company without restriction. You will not disclose to the Company any information belonging to third parties that you know, suspect or should reasonably be expected to know is confidential and proprietary.

8. Assignment of Intellectual Property. To the extent that, in the course of performing the Services, you jointly or solely conceive, develop, or reduce to practice any invention, original works of authorship, development, concept, know-how, improvement or trade secret, whether or not patentable or registrable under copyright or similar laws, hereafter the “Intellectual Property”, you assign to the Company, or its designees, without additional consideration, all your full right, title and interest, now existing or hereafter created, in and to all such Intellectual Property. As regards copyright, such assignment shall notably comprise the rights of reproduction, adaptation, marketing. You agree that, during the term of this Agreement and subsequent to the completion or termination of this Agreement, you shall, at the Company’s request and expense, execute all applications for French and foreign patents, trademarks, copyrights, or other rights, and will otherwise provide assistance (including but not limited to the execution and delivery of instruments of further assurance or confirmation) to assign such Intellectual Property to or confirm ownership of such Intellectual Property by the Company and to permit the Company to enforce any patents, trademarks, copyrights, trade secrets or other rights in and to such Intellectual Property. You shall not have any proprietary or other rights whatsoever in any of the Intellectual Property, and you shall not have the right or privilege to use any such Intellectual Property.

9. No Conflicts. You represent that your compliance with the terms of this Agreement and provision of Services hereunder will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agrees that you will not do anything in the performance of Services hereunder that would violate any such duty.

10. Miscellaneous. Any term of this Agreement may be amended or waived only with the written consent of the parties. This Agreement, including any exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or fax. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Republic of France without giving effect to the principles of conflict of laws. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

The parties have executed this Agreement as of the date first written above.

SEQUANS COMMUNICATIONS S.A.

By:
(Signature)

Name:
Title:

Agreed and accepted:

[NAME]

(Signature)

Address: